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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                           Q COMM INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         Utah                                                  88-4058493
(State or Other Jurisdiction of                           (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                              1145 South 1680 West
                                 Orem, UT 84057
                    (Address of Principal Executive Offices)

                           Employee Stock Option Plan
                            (Full title of the plan)

                              Consulting Agreement
                            (Full title of the plan)

                               Retainer Agreement
                            (Full title of the plan)

                     Paul C. Hickey, Chief Executive Officer
                       1145 South 1680 West, Orem UT 84057
                     (Name and address of agent for service)

                                 (801) 226-4222
          (Telephone number, including area code, of agent for service)
                                ----------------
                                   Copies to:
                             Jeffrey A. Rinde, Esq.
                               Bondy & Schloss LLP
                         6 East 43rd Street, 25th Floor
                            New York, New York 10017
                              Phone: (212) 661-3535
                               Fax: (212)972-1677


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                         CALCULATION OF REGISTRATION FEE

Title of                                         Proposed                Proposed
Securities                                       Maximum                 Maximum
to be                    Amount to be            Offering Price          Aggregate                Amount of
Registered               Registered              Per Share               Offering Price           Registration Fee
----------               ----------              ---------               --------------           ----------------
Common Stock,            2,000,000               $1.07                   $ 2,140,000              $  5,650(2)
par value $.001          shares(1)
per share

Common Stock,            800,000                 $1.10                   $   880,000              $  2,324(4)
par value $.001          shares(3)
per share

Common Stock,            230,000                 $1.00                   $   230,000              $    608(6)
par value $.001          shares(5)
per share

Common Stock,            90,000 shares(7)        $1.00                   $    90,000              $    238(8)
par value $.001
per share

                         3,120,000
TOTAL                    shares                                          $ 3,340,000              $  8,820


(1) Represents 2,000,000 shares reserved for issuance upon the exercise of options pursuant to the Registrant's employee stock option plan.

(2) Estimated solely for purposes of calculating the filing fees and calculated pursuant to Rule 457(c) under the Securities Act based upon the average of the bid and asked price as of May 30, 2000.

(3) Represents 800,000 shares of Common stock to be issued to the Chief Executive Officer upon exercise of options granted at $1.10 per share as compensation for services rendered pursuant to his employment agreement.

(4) Calculated pursuant to Rule 457(h)(1) under the Securities Act based upon the exercise price for the shares of common stock underlying the option.

(5) Represents 230,000 shares of Common stock to be issued to certain consultants and officers of the Registrant upon exercise of options granted at $1.00 per share as compensation for services rendered pursuant to their consulting agreements.

(6) Calculated pursuant to Rule 457(h)(1) under the Securities Act based upon the exercise price for the shares of common stock underlying the option.


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(7) Common Stock underlying options issued to the Registrant's general counsel for legal services rendered.

(8) Calculated pursuant to Rule 457(h)(1) under the Securities Act based upon the exercise price for the shares of common stock underlying the option.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement in Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

         This Registration Statement on Form S-8 (the "Registration Statement") of Q Comm International, Inc., a Utah corporation, (the "Registrant") cover 3,120,000 shares of the Registrant's common stock, par value $.001 per share ("Common Stock"), which includes 1,120,000 shares reserved for issuance upon the exercise of options exercisable between $1.00 and $1.10 per share.

Item 1.  Plan Information

         (a)      General Plan Information

                  The Registrant has adopted an Employee Stock Option Plan (the "Employee Plan") providing for the issuance of up to an aggregate of 2,000,000 shares of the Registrant's common stock, par value $0.001 per share, at the exercise price of 100% of the fair market value of the Registrant's common stock at the time the option(s) is granted. The options expire ten years after the date of grant.

                  The Registrant and the Registrant's Chief Executive Officer have entered into an employment agreement pursuant to which said officer was granted an option to purchase 800,000 shares of the Registrant's common stock, par value $0.001 per share, at an exercise price of $1.10 per share, of which 400,000 shares have vested and 400,000 shares vest one year from the date of issuance. The option was granted on May 3, 2000 and expires on May 2, 2005. The Registrant also entered into an employment agreement with an employee of the Registrant pursuant to which said employee was granted an option to purchase 30,000 shares of the Registrant's common stock, par value $0.001 per share, at an exercise price of $1.00 per share. The option was granted on May 3, 2000 and expires on May 2, 2005. These employment agreements are hereinafter collectively referred to as the "Employment Agreements Plan."

                  The Registrant and Keith Hall entered into a consulting agreement (the "Consulting Agreement Plan") the nature and purpose of which were to compensate Keith Hall for corporate consulting services including actively pursuing potential joint venture partners and sale opportunities for the Registrant's prepaid cellular products. The Consulting Agreement Plan provides for issuance of an option to Keith Hall to purchase 200,000 shares at the exercise price of $1.00 per share. The option was granted on May 3, 2000 and expires on May 2, 2005.

                  The Registrant and the Registrant's legal counsel have entered into a retainer agreement (the "Retainer Agreement Plan") pursuant to which the law firm was granted an option to purchase 90,000 shares of the Registrant's common stock, par value $0.001 per share, at an exercise price of $1.00 per share. The option was granted on May 3, 2000 and expires on May 2, 2005.

                  The Employee Plan, the Employment Agreements Plan, the Consulting Agreement Plan and the Retainer Agreement Plan are sometimes hereinafter collectively referred to as the "Plans", and the participants in the Employee Plan, the Employment Agreements Plan, the Consulting Agreements Plan and the Retainer Agreement Plan are collectively referred to as the "Participants".

                  The Plans are not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

                  The name, address and telephone number of the Registrant are as set forth on the facing page of this Registration Statement. Additional information about the Plans may be obtained from the Registrant by the Participants.

         (b)      Securities to be Offered

                  (1) Shares of Common Stock, par value $0.001 per share

         (c)      Employees Who May Participate in the Plan

         Certain employees of the Registrant who are granted options pursuant to the Employee Plan are the only eligible participants in the Employee Plan. Certain directors and employees of the Registrant that have entered into employment agreements with the Registrant are the only eligible participants in the Employment Agreements Plan. Keith Hall, a consultant (an "employee" defined by General Instruction A.1(a) of Form S-8) to the Registrant is the only eligible participant in the Consulting Agreement Plan. Certain attorneys at the law firm are the only eligible participants in the Retainer Agreement Plan.

         (d) Purchase of Securities Pursuant to the Plans and Payment for Securities Offered.

                  (1)&(2) The Participants in the Employee Plan, the Employment Agreement Plan, the Consulting Agreement Plan and the Retainer Agreement Plan will be issued shares of common stock upon the exercise of their respective stock options.

                  (3)      Contributions by the Participants are not applicable.

                  (4) No contributions by the Registrant other than the issuance of shares is applicable.

                  (5) Reports to the Participants as to the amount and status of their account under the Plans will not be made.

                  (6) The shares issuable pursuant to the Plans will be newly issued shares of the Registrant.

         (e)      There are no resale restrictions on the securities offered.

         (f) The Plans are not qualified under Section 401(a) of the Internal Revenue Code and the Participants will recognize ordinary income at the time of the issuance of their shares measured on the date of exercise by the difference between the aggregate exercise price and the fair market value of the Registrant's Common Stock which is acquired by the Participants.

         (g)      Investment of Funds

                  Not Applicable.

         (h)      Withdrawal from Plans; Assignment of Contract

                  (1) Withdrawal from Plans - Not Applicable.

                  (2) The Participants interest in the Plans may not be
                      assigned.

         (i)      Forfeiture and Penalties

                  Unexercised and non-vested options cancelled out. There are no provisions for forfeiture or penalties under the Employee Agreement Plan, the Consulting Agreement Plan and the Retainer Agreement Plan. The options granted pursuant to the Employee Plan are forfeited if non-vested and/or not exercised within three months after termination of employment.

         (j)      Charges and Deductions and Liens Therefore

                  There are no charges or deductions that may be made against the Participants' interests in the Plans.


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Item 2.  Registrant Information and Employee Plan Annual Information.

                  Registrant shall provide to the Participants, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide to the Participants, without charge, upon written or oral request, all of the documents required to be delivered to the Participants pursuant to Rule 428(b). Any and all such requests shall be directed to the Registrant at the address set forth on the cover page hereof. Its telephone number is (801) 226-4222.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

         The following documents filed by the Registrant with the Commission are incorporated herein by reference:

                  (b)(i)   Current Report on Form 8-K filed on March 20, 2000.

                  (b)(ii)  Current Report on Form 8-K filed on March 30, 2000.

                  (b)(iii) Current Report on Form 8-K/A filed on April 20, 2000.

                  (b)(iv) Quarterly Report on Form 10-QSB filed on May 22, 2000 for the quarter ended March 31, 2000.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


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Item 4. Description of Securities.

         The Registrant's authorized capital stock consists of 50,000,000 shares of Common Stock, $.001 par value, of which 8,875,123 shares are issued and outstanding.

         Subject to the rights of the holders of any series of preferred stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of the Registrant, the holders of Common Stock are entitled to receive a pro rata share of all assets available for distribution to stockholders after payment of all obligations of the Registrant including dividends and preferences attributed to any series of preferred stock. The shares of Common Stock have no cumulative voting rights or preemptive or other subscription rights and there are no conversion rights or redemption provisions with respect to such shares. The shares of Common Stock presently outstanding are validly issued, fully paid and non-assessable. Authorized Common Stock may be issued at any time and from time to time, in such amounts, and for such consideration as may be fixed by the Board of Directors of the Registrant.

Item 5. Interests of Named Experts and Counsel.

         Bondy & Schloss LLP serves as general counsel to the Registrant and currently owns an option to purchase 90,000 shares of common stock of the Registrant, at an exercise price of $1.00 per share. The shares of common stock underlying said option are being registered herein.

Item 6. Indemnification of Directors and Officers.

         The Utah Business Corporation Act (the "UBCA"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable incurred in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. A corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or
(b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

Exhibit No.       Description
-----------       -----------

4.1               Specimen Common Stock Certificate
4.2               *Options issued to Keith Hall dated May 3, 2000.
4.3               *Options issued to Paul C. Hickey dated May 3, 2000.
4.4               *Options issued to John Hickey dated May 3, 2000.
4.5               *Options issued to Bondy & Schloss dated May 3, 2000.
4.6               *Stock Option Plan
5.1               * Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.
23                * Consent of Bondy & Schloss LLP  (included in Exhibit 5.1).
23.1              * Consent of Pritchett, Siler & Hardy, P.C.
24                * Powers of Attorney  (included  on p. II-4 of this
                  Registration Statement).
99                *Consulting Agreement between the Registrant and Keith Hall dated may 3, 2000.

-------------
* Filed herewith.


Item 9. Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orem, Utah on the 31st day of May, 2000.

                                            Q COMM INTERNATIONAL, INC.

                                            By: /s/ Paul C. Hickey
                                                --------------------------------
                                                Paul C. Hickey, Chief Executive
                                                Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2000.

      Signature                                        Title
      ---------                                        -----

/s/ Paul C. Hickey                            Chief Executive Officer, Chairman
---------------------------
Paul C. Hickey                                and Director

/s/ Stephen C. Flaherty                       President
---------------------------
Stephen C. Flaherty

/s/ Brent T. Bingham                          Director
---------------------------
Brent T. Bingham

/s/ KC Holmes                                 Director
---------------------------
KC Holmes

/s/ Katie Benioni                             Secretary
---------------------------
Katie Benioni


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                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul C. Hickey, his true and lawful attorneys-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Power of Attorney has been signed by the following persons in the capacities indicated on the 31st of May, 2000.

      Signature                                        Title
      ---------                                        -----

/s/ Paul C. Hickey                            Chief Executive Officer, Chairman
---------------------------
Paul C. Hickey                                and Director

/s/ Stephen C. Flaherty                       President
---------------------------
Stephen C. Flaherty

/s/ Brent T. Bingham                          Director
---------------------------
Brent T. Bingham

/s/ KC Holmes                                 Director
---------------------------
KC Holmes

/s/ Katie Benioni                             Secretary
---------------------------
Katie Benioni



                                      II-4

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                                  EXHIBIT INDEX

Index and Description of Exhibits.

Exhibit No.       Description

4.1               Specimen Common Stock Certificate
4.2               * Options issued to Keith Hall dated May 3, 2000.
4.3               * Options issued to Paul C. Hickey dated May 3, 2000.
4.4               * Options issued to John Hickey dated May 3, 2000.
4.5               * Options issued to Bondy & Schloss dated May 3, 2000.
4.6               * Stock Option Plan
5.1 * Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.
23.1              * Consent of Bondy & Schloss LLP (included in Exhibit 5.1).
23.2              * Consent of Pritchett, Siler & Hardy, P.C.
24                * Powers of Attorney (included  on p. II-4 of this
                  Registration Statement).
99 * Consulting Agreement between the Registrant and Keith Hall dated May 3, 2000.

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* Filed herewith.